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                                                                   Exhibit 10.8

                          LEASE BETWEEN BERO & MCCLURE
                           PARTNERSHIP AND TUFCO, L.P.

      THIS LEASE, made as of this _____ day of _________________, _______, by and between Bero & McClure Partnership, a Wisconsin partnership, hereinafter called Lessor, and Tufco, L.P., a Delaware limited partnership, hereinafter called Lessee:

                                   WITNESSETH:

      1. That the said Lessor does hereby lease to said Lessee and said Lessee agrees to lease the property described in attached Exhibit A, together with all improvements, furnishings, fixtures and equipment located on said premises, hereinafter called the leased property.

      2. This Lease is for the following terms and at the following rentals:

      A. August 1, 2002 to March 31, 2003, for a monthly rental of $9,255.00 payable on the 1st of each month;

      B. For five years from April 1, 2003 to March 31, 2008, at an annual rental of $120,312.00 for the first year, payable monthly in the sum of $10,026.00, payable on the 1st of each month for the first full year;

      C. For the next four years, commencing on April 1, 2004, the rent shall be increased by 2 1/2% per year.

      Lessee shall have the option to renew this Lease for an additional term of five years upon the same terms and conditions as set forth herein except for rental as herein specified. Rental for the renewal five year term shall be negotiated by the parties, except the rent for the first year of the renewal term shall not be more than 110% of the rent for the last year of the
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original five year term. Lessee may exercise this option by giving written notice to Lessor no earlier than nine months and no later than six months before expiration of the original five year term set forth herein.

      3. That the rent herein specified shall be net to the Lessor in each month during the term of this Lease; that all costs, expenses and obligations of every kind relating to the leased property (except as otherwise set forth in this Lease) which may arise or become due during the term of this Lease shall be paid by the Lessee, and that the Lessor shall be indemnified by the Lessee against any such costs, expenses and obligations. All costs, expenses and obligations assessed prior to but payable in whole or in installments after the effective date of the lease term, and all taxes assessed during the term, shall be adjusted and pro-rated, so that the Lessor shall pay their pro-rated share for the period subsequent to the lease term and the Lessee shall pay its pro-rated share for the lease term.

      4. That the Lessee shall pay all charges for utilities, including, but not limited to gas, electricity, light, heat, power and telephone used, rendered or supplied, upon or in connection with the leased property, and shall indemnify the Lessor against any liabilities or payments on such account. That the said Lessee shall pay all costs for lawn care and snow and ice removal and for janitorial services performed upon the leased


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premises and shall indemnify the Lessor against any liability or payments on such account.

      5. That the Lessee shall keep the leased property adequately insured throughout the term of this Lease, including general liability insurance of at least $10,000,000.00 coverage and fire and extended coverage insurance of at least $1,250,000.00 with the Lessor named as an additional insured. If Lessee does not purchase such insurance and Lessor does, then Lessee shall reimburse Lessor for all insurance premiums paid by the Lessor. That Lessee shall furnish copies of said insurance policies to Lessor.

      The Lessor and Lessee hereby waive any right by way of subrogation that their insurers might otherwise have as against them or either of them arising out of transactions or occurrences which are the subject of payment of insurance proceeds by said insurers by reason of casualties insured pursuant to this Lease, to the extent that such subrogation rights are permitted to be waived by said policies, and said policies, to the extent permitted, shall recognize this waiver of subrogation.

      6. That the Lessor shall be responsible for, and shall pay for all repairs and improvements to the building as it existed on April 1, 1996, hereinafter 1996 building, both inside and outside. The Lessee shall be responsible for and shall pay for repair of any damages caused by the negligence of Lessee and its agents and employees. Further, the Lessee shall be responsible


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for and shall pay for all repairs and improvements to those items added to the
1996 building by the Lessee, including all improvements, equipment, alterations and additions.

      7. That the said Lessee does promise and agree to pay said rent at the time and in the manner aforesaid, during the continuance of said term, and not to underlease or sublet said premises or any part thereof or assign this Lease, without the written consent of the Lessor, to quit and deliver up the same to the Lessor peaceably and quietly at the end of said term; and also to keep the same in as good repair as the same are in at the commencement of said term (reasonable use and wear thereof, and damage by fire or other unavoidable accidents not happening through the neglect of the Lessee, only excepted). The Lessor may enter to view the premises at all reasonable times. If the Lessee shall fail to pay the rent aforesaid at the time expressed in this Lease, or shall underlease or sublet the said premises or assign the Lease without the written consent of the Lessor, the Lessor may enter on and expel the Lessee from said premises forthwith; and it is stipulated that in case the premises should be sold during the said term, then and in that case this Lease shall remain in full force and effect pursuant to the terms herein. Lessor grants Lessee the right of first refusal in the event of the sale of the building. Lessee shall have 30 days to exercise such option. The term shall refer to the original terms and any renewal term.


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      8. The Lessor agrees that it will tender and turn over the defense to the
Lessee or to the Lessee's insurers, any claims, demands or suits instituted against the Lessor or the Lessor and Lessee jointly arising out of or on account of any damage or injuries, including wrongful death, to any person or persons or to property in or about the leased premises or arising out of activities conducted on the leased premises or in or about any building or other improvement thereon, and the Lessee agrees to indemnify and hold the Lessor harmless against and from any and all claims, demands, actions, suits, damages, judgments, orders, liabilities or expenses, including reasonable attorneys' fees and disbursements, arising out of or on account of any such damage or injuries, including wrongful death.

      9. That the leased property shall be used by the Lessee for warehouse and manufacturing purposes and other purposes reasonably related to those uses.

      10. Lessee agrees to comply with all reasonable rules and regulations Lessor may adopt from time to time for the protection and welfare of the building and its tenants and occupants. Lessee agrees to comply with all local, state and federal regulations.

      11. If the building is damaged and made partially or wholly untenantable by fire or other casualty, and Lessor shall determine not to restore it, Lessor may by notice to Lessee given within 60 days after such damage, terminate this Lease. Such termination shall become effective as of the date of such damage,


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if the premises are damaged, otherwise as of a date 60 days following the service of such notice of lease termination. In the event of termination of this Lease, pursuant to this paragraph, rent shall be pro-rated on a per diem basis and paid to the date of the fire or other casualty, unless the premises shall be tenantable and reasonably accessible in which case rent shall be payable to the date of the Lease termination.

      Unless the Lease is terminated as hereinabove provided, if the premises are made partially or wholly untenantable by fire or other casualty, Lessor shall restore the same with available insurance funds and at Lessor's expense with reasonable promptness. If the premises are untenantable or are not readily accessible and this Lease is not terminated, rent shall abate on a per diem basis from the date of the fire or other casualty until the premises are ready for occupancy and reasonably accessible to Lessee. If part of the premises are untenantable, rent shall be pro-rated on a per diem basis and apportioned in accordance with the part of the premises usable by Lessee, until the damaged part is ready for Lessee's occupancy.

      In all cases, due allowance shall be made for reasonable delay caused by adjustment of insurance loss, strikes, labor difficulties or any cause beyond Lessor's reasonable control.

      12. If, by any action of the public authorities, or any similar cause or reason not within the scope of the immediately preceding paragraph 11, the demised premises or any part thereof


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shall have become untenantable for Lessee's business as now conducted, the parties shall have the same options, rights and obligations as provided in the case of partial destruction by fire, in the immediately preceding paragraph 11.

      13. This Lease shall replace a Lease between the Lessor and Lessee dated April 1, 1996, and said April 1, 1996 Lease is terminated and null and void as of the commencement date of this Lease.

      14. All improvements, equipment, alterations and additions made or added to the leased property by Lessee or Lessee's agents or assignees, shall be the property of Lessee during the term or renewal term of the Lease and shall remain on and be surrendered with the leased property at the termination of the Lease, except as hereinafter set forth. Lessor shall have the option of requesting that Lessee shall remove any or all of said improvements, equipment, alterations and additions and Lessee shall then restore the Leased Property to its original condition as diagramed in Exhibit B, all at Lessee's expense. Lessee's manufacturing equipment, including HVAC improvements, removable structures, process equipment and personal property, shall remain the property of the Lessee and shall be removed at the termination of the Lease, and Lessee shall repair any damages caused by said removal. Further, floors and walls shall be restored to the pre-addition improvement condition and all roofs must be restored to a leak-proof condition, except normal wear and tear, all by the


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Lessee at Lessee's expense. Further, all lights and electrical will remain except those interfering or impeding with warehousing, at the Lessee's expense. Further, any additions or improvement to the land surrounding the building shall remain and be surrendered by the Lessee. The parties, by mutual agreement, may revise any of the above provisions.

      If Lessee occupies the leased property after the termination date or has not removed the aforementioned items before the termination date, the Lessee shall continue to pay the rent, which rent shall be increased by 5% from and after the termination date.

      15. Lessee agrees to indemnify and hold Lessor harmless from any claims (including, without limitation, third party claims for personal injury or real or personal property damage), actions, administrative proceedings, judgments, damages, penalties, fines, costs, liabilities, interest or losses, including attorneys' fees, consultant fees, engineering fees and expert fees that arise directly or indirectly from or in connection with the presence of any contamination, environmental or otherwise, caused by Lessee on or about the leased property. The foregoing provisions shall inure to the benefit of the successors and assigns of Lessor and shall survive the termination of this Lease.


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      16. That the covenants herein contained shall bind the parties mutually and their respective heirs, personal representatives, successors and assigns.


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      IN WITNESS WHEREOF, the parties have hereunto set their hands and seals as of the day and year first herein written.

                                     BERO & McCLURE PARTNERSHIP, a
                                     Wisconsin Partnership (Lessor)


                                     -------------------------------------------
                                     Samuel J. Bero - Partner

                                     -------------------------------------------
                                     Robert N. McClure - Partner

                                     TUFCO, L.P., a Delaware Limited
                                     Partnership (Lessee)


                                     By:
                                        ----------------------------------------


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